Amendment to By-Laws Regarding Mandatory Retirement Age



                           Section 3A. Each Trustee shall retire from his or her position as Trustee of the Trust and from any and all committees on which he or she serves, upon reaching seventy-two years of age; provided, however, that this section shall not prevent any Trustee who reaches  seventy-two  prior to  January  1, 2000 from
                           serving as Trustee or committee member through December 31, 1999.